Exhibit 99.1

NEWS RELEASE

Contact: Beth Potillo

Phone: (818) 879-6733

Dole Food Company, Inc. Reports First Quarter 2013 Results

Provides Guidance for Second Quarter and Full Year 2013

Updates on New Capital Structure

WESTLAKE VILLAGE, California – May 2, 2013 – Dole Food Company, Inc. (NYSE: DOLE) today announced financial and operating results for the first quarter ended March 23, 2013. With the completed sale to ITOCHU Corporation on April 1, 2013 for $1.685 billion in cash (subject to certain adjustments), Dole’s former worldwide packaged foods and Asia fresh businesses have been separated from and are no longer part of Dole, and are reported as discontinued operations. Dole continues as an international commodity produce company with inherently more volatile earnings on a smaller footprint, retaining its fresh vegetables business and remaining fresh fruit business. Dole reported the financial and operating results of its continuing fresh produce businesses, and provided updated guidance for the second quarter and fiscal year 2013. Dole also provided an update on its new capital structure.

For the first quarter of 2013, Adjusted EBITDA from continuing operations was $34 million (excluding the one-time charge discussed below, Adjusted EBITDA would have been $68 million) compared to $44 million in the first quarter of 2012. Comparable Income from continuing operations for the first quarter of 2013 was $11 million or $0.12 per share, compared with $22 million, or $0.24 per share in the first quarter of 2012. Income from continuing operations for the first quarter of 2013 was $4 million or $0.04 per share, compared with $26 million, or $0.29 in the first quarter of 2012 (see Exhibit 3).

Dole’s first quarter 2013 Adjusted EBITDA from continuing operations reflected an additional $34 million charge to fully provide for the previously announced EU General Court antitrust decision. “Compared with 2012, excluding this amount, Adjusted EBITDA improved to $68 million from $44 million for Dole’s continuing operations. Dole’s first quarter performance is in line with our full-year expectations for 2013, at the low end of the guidance range of $150–$170 million,” said C. Michael Carter, Dole’s President and Chief Operating Officer. “First quarter Adjusted EBITDA from both of our remaining lines of business exceeded last year. Earnings grew in all of our core fresh fruit product lines. Fresh vegetables performance improved largely due to a turn-around in the fresh-packed product line.”

Dole updated its guidance for the 2013 second quarter and full fiscal year. “There is volatility in earnings from both of our fresh produce businesses, as we are currently seeing in the swing from the first quarter to the second quarter this year,” said Carter. “We expect second quarter Adjusted EBITDA to approximate half of first quarter Adjusted EBITDA (excluding the $34 million charge), with lower earnings from both our fresh fruit and fresh vegetables businesses. This volatility is especially pronounced in our legacy strawberry business, where we expect earnings to be down by $15–$20 million in the first half of 2013, compared to 2012. During the last six months our strawberry growing regions in California have experienced extreme warm weather followed by unusual cold weather and now warm weather again. As for full year 2013, we expect the overall lower earnings in the bananas and berries product lines to put pressure on our expected Adjusted EBITDA at the low end of the guidance range. The impact of higher expected volumes in these product lines is more than offset by expected lower prices and higher costs.”

Dole recently completed the syndication of its new capital structure, initially implemented in connection with the April 1st sale. “Our upsized capital structure, consisting of a $675 million term loan at LIBOR plus 2.75% with a 1% LIBOR floor, and a $180 million revolver at LIBOR plus 2.75%, provides needed flexibility to enhance shareholder value,” said Carter. The proceeds from the April 1st sale and our new capital structure were used to pay off Dole’s previous indebtedness of approximately $1.7 billion, including the settlement in full of capital lease obligations of approximately $50 million related to two vessels. After transaction-related taxes, costs and expenses, the extinguishment of the long-term Japanese yen hedges of $25.1 million, the European Commission’s fine of €45.6 million, and the expected resolution of the Honduras tax case, our net debt increases to approximately $440 million, with a resulting net leverage ratio of approximately 2.9x (based on Dole’s 2013 Adjusted EBITDA guidance).

“The new Dole is off to an extraordinary start in 2013, with the record-setting early approval from China’s Ministry of Commerce resulting in the timely completion of the sale of our worldwide packaged foods and Asia fresh businesses to ITOCHU Corporation, for $1.685 billion cash,” said Carter. “The timeliness of the cash proceeds from this large valuation transaction enabled us to take advantage of optimal credit market conditions, resulting in a more efficient, much lower-cost new capital structure. This new capital structure allows us to resolve long-standing legacy exposures discussed above, while also providing needed financial flexibility to enhance shareholder value. We are very excited and very optimistic about the long-term future of the new Dole and its prospects. Dole remains an industry leader in the sourcing, distribution and marketing of bananas, pineapples and other tropical and deciduous fruits, packaged salads, fresh-packed vegetables and fresh berries. With our now more flexible capital structure and the eventual lower cost structure from right-sizing our organization, Dole will be well positioned to pursue growth opportunities.”

Selected Financial Data from Continuing Operations (Unaudited) (the two lines of fresh produce business remaining with the new Dole)

	Quarter Ended
	March 23, 2013	March 24, 2012
	(In millions)
Revenues, net	$1,053.8	$1,086.4
Operating income (loss)	(0.1)	28.4
Adjusted EBITDA from continuing operations	34.2	43.9
Comparable Income	10.5	21.6

See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.

Revenues from Continuing Operations (the two lines of fresh produce business remaining with the new Dole):

Revenues decreased 3% to $1.05 billion during the quarter ended March 23, 2013. Excluding revenues from our former German ripening and distribution subsidiary, which was sold during the first quarter of 2012, sales increased 8%. Fresh fruit revenues increased mainly due to higher sales of bananas and other fresh fruits in Europe as a result of improved pricing, higher volumes, and favorable euro and Swedish krona foreign currency exchange movements. These factors were partially offset by lower pricing of bananas in North America as well as lower volumes of pineapples in North America and Europe. Fresh vegetables revenues increased 21%, primarily due to improved pricing for fresh-packed vegetables, higher pricing and volumes in value-added and higher volumes of berries.

Adjusted EBITDA from Continuing Operations (the two lines of fresh produce business remaining with the new Dole):

Adjusted EBITDA decreased to $34 million in the first quarter of 2013 from $44 million in the prior year. Excluding legal provisions of $34 million related to the European Union General Court decision, Adjusted EBITDA increased $24 million. Fresh fruit Adjusted EBITDA increased due to higher earnings from bananas, pineapples and Chilean deciduous fruit. Banana earnings benefitted from improved pricing in Europe as well as lower Latin America fruit costs and lower shipping costs. Fresh vegetables Adjusted EBITDA increased due to higher pricing in the fresh-packed vegetables business, partially offset by lower earnings in the value-added and berries businesses due mainly to higher vegetable and production costs and higher growing costs for strawberries.

Segment Information from Continuing Operations (Unaudited) (the two lines of fresh produce business remaining with the new Dole):

	Quarter Ended
	March 23, 2013	March 24, 2012
	(In millions)
Revenues from external customers
Fresh fruit	$763.8	$847.6
Fresh vegetables	289.6	238.4
Corporate	0.4	0.4

	$1,053.8	$1,086.4

	March 23, 2013	March 24, 2012
	(In millions)
EBIT
Fresh fruit EBIT	$11.5	$35.7
Fresh vegetables EBIT	17.0	7.0

Total operating segments	28.5	42.7
Corporate:
Unrealized gain (loss) on foreign denominated instruments	4.0	3.6
Share-based compensation	(6.1)	(1.7)
ITOCHU related transaction costs	(7.1)	(0.2)
Operating and other expenses, net	(9.1)	(11.5)

Total Corporate	(18.3)	(9.8)

Total EBIT before discontinued operations	$10.2	$32.9

See Exhibit 2 for further detailed information on segments.

Cash and Debt (Unaudited)

	March 23, 2013	December 29, 2012
	(In millions)
Cash:
Cash and cash equivalents	$101.1	$91.6

Total Debt:
Revolving credit facility	$75.3	$119.2
Term loan facilities	865.5	867.7
Senior Notes and Debentures	644.9	644.9
Other debt, net of debt discount	53.8	62.4

Total Debt	$1,639.5	$1,694.2

Net Debt	$1,538.4	$1,602.6

Conference Call

The company will hold a conference call for investors to discuss its first quarter results, new capital structure and share repurchase program at 4:45 p.m. ET today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 1-877-703-6104 in the United States and 1-857-244-7303 from international locations and providing the conference code 531816615. A replay of the call will be available until May 9, 2013. To access the telephone replay, dial 1-888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 52114093. A replay of the webcast will be archived and available on www.dole.com.

Guidance

Dole has provided earnings guidance to give investors general information on the overall direction of its remaining businesses following the sale transaction. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital-market conditions and the markets for fresh fruits and vegetables. Dole does not intend, and undertakes no obligation, to update its forward-looking statements, including projections and future prospects.

Non-GAAP Measurements

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued operations”), Adjusted EBITDA from continuing operations and Comparable Income from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT before discontinued operations is calculated from net income by adding interest expense and income tax expense, and adding the loss or subtracting the income from discontinued operations, net of income taxes. Adjusted EBITDA from continuing operations is calculated from EBIT before discontinued operations by: adding depreciation and amortization from continuing operations; adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges from continuing operations; adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations; adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments from continuing operations; adding share-based compensation expense from continuing operations; adding charges for restructuring and long-term receivables from continuing operations; adding ITOCHU transaction related costs; and subtracting the gain on asset sales. Comparable Income from continuing operations is calculated from income from continuing operations by: adding charges for restructuring and long-term receivables, net of income taxes; adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges, net of income taxes; adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes; adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes; adding share-based compensation expense, net of income taxes; adding ITOCHU transaction related costs, net of income taxes; and subtracting the gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash.

EBIT before discontinued operations, Adjusted EBITDA from continuing operations and Comparable Income from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT before discontinued operations, Adjusted EBITDA from continuing operations and Comparable Income from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included these three measures herein because management believes that they are useful performance measures for Dole and for securities analysts, investors and others in the evaluation of Dole.

About Dole Food Company, Inc.

Dole Food Company, with 2012 revenues of $4.2 billion, is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

Forward-Looking Statements

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 - Reconciliation of Net income (loss) to EBIT before discontinued operations and Adjusted EBITDA from continuing operations

	Quarter Ended
	March 23, 2013	March 24, 2012
	(In millions)
Net income (loss)	$(65.6)	$17.2
Loss from discontinued operations, net	69.5	8.4
Interest expense from continuing ops.	10.2	2.1
Income taxes from continuing ops.	(3.9)	5.2

EBIT before discontinued operations	10.2	32.9
Depreciation and amortization from continuing ops.	15.1	15.2
Net unrealized (gain) loss on derivative instruments from continuing ops.	1.1	(1.5)
Foreign currency (gain) loss on vessel obligations	(3.1)	1.4
Net unrealized (gain) loss on foreign denominated instruments from continuing ops.	(4.1)	(3.8)
Share-based compensation from continuing ops.	9.2	2.4
Charges for restructuring from continuing ops.	—	1.3
ITOCHU transaction related costs	7.1	0.2
Gain on asset sales	(1.3)	(4.2)

Adjusted EBITDA	$34.2	$43.9

Exhibit 2 (Unaudited) - Items eliminated to calculate adjusted EBITDA from continuing operations

EBIT was impacted by charges for restructuring and long-term receivables, unrealized foreign currency exchange gains and losses, unrealized gains (losses) on fuel hedges, share-based compensation, ITOCHU transaction related costs, and gain on asset sales, which are detailed in the tables below. These items are eliminated for purposes of calculating Adjusted EBITDA from continuing operations.

	Quarter Ended
	March 23, 2013	March 24, 2012
	(In millions)
Fresh Fruit
Charges for restructuring	$—	$(1.3)
Unrealized gain (loss) on foreign currency and fuel hedges	(1.1)	1.5
Foreign currency exchange gain (loss) on vessel obligations	3.1	(1.4)
Net unrealized gain on foreign denominated instruments	0.1	0.2
Share-based compensation	(2.3)	(0.5)
Gain on asset sales	1.3	4.2

Total	$1.1	$2.7

	Quarter Ended
	March 23, 2013	March 24, 2012
	(In millions)
Fresh Vegetables
Share-based compensation	$(0.8)	$(0.2)

Total	$(0.8)	$(0.2)

	Quarter Ended
	March 23, 2013	March 24, 2012
	(In millions)
Corporate
Net unrealized gain (loss) on foreign denominated instruments	$4.0	$3.6
Share-based compensation	(6.1)	(1.7)
ITOCHU transaction related costs	(7.1)	(0.2)

Total	$(9.2)	$1.7

Exhibit 3 - Reconciliation of Income (loss) from continuing operations to Comparable Income from continuing operations (Unaudited):

	Quarter Ended
	March 23, 2013		March 24, 2012
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations	$3.9	$0.04	$25.6	$0.29
Net unrealized (gain) loss on derivative instruments, net of income taxes of $(0.1) million and $0.5 million	1.0	0.01	(1.0)	(0.01)
Charges for restructuring, net of income taxes[1]	—	—	1.3	0.01
Foreign currency exchange loss on vessel obligations, net of income taxes[1]	(3.1)	(0.03)	1.4	0.01
Net unrealized (gain) loss on foreign denominated instruments, net of income taxes of $0 million and $0.1 million	(4.0)	(0.05)	(3.7)	(0.04)
Share-based compensation, net of income taxes of $(2.9) million and $(0.8) million	6.3	0.07	1.6	0.02
ITOCHU transaction related costs, net of income taxes of $0.7 million and $0	7.7	0.09	0.2	—
Gain on asset sales, net of income taxes of $0 million and $0.3 million	(1.3)	(0.01)	(3.8)	(0.04)

Comparable Income from continuing operations	$10.5	$0.12	$21.6	$0.24

[1]	There was no income tax impact for this reconciling item.